Exhibit 99.1

NEWS RELEASE

APOGEE

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, September 17, 2003

APOGEE REPORTS NET LOSS AS A RESULT OF CHARGES RELATED TO PREVIOUSLY

ANNOUNCED PLANS TO SELL HARMON AUTOGLASS; UPDATES GUIDANCE

MINNEAPOLIS, MN (September 17, 2003) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced second quarter results, revised its guidance to reflect the anticipated sale of Harmon AutoGlass, announced September 10, and lowered full-year guidance.

Apogee had previously provided guidance of $0.14 to $0.18 per share for the second quarter of fiscal 2004. Excluding Harmon AutoGlass, Apogee’s second quarter guidance for continuing operations would have ranged from $0.10 to $0.12 per share.

Apogee reported second quarter earnings per share from continuing operations of $0.09, or $2.5 million, which includes a charge of $0.01 per share, or $0.5 million, resulting from the closure of a small satellite architectural paint finishing facility in Atlanta. This compares to earnings from continuing operations of $0.25 per share, or $7.1 million, in the prior-year period. All earnings per share figures refer to diluted earnings per share. Prior-year results have been reclassified to reflect Harmon AutoGlass as a discontinued operation.

Second quarter net results were a loss of $0.07 per share, or $1.9 million, compared with net earnings of $0.30 per share, or $8.6 million, in the previous-year period. This reflects a loss of $0.16 per share from discontinued operations in the second quarter, which includes a charge of $0.18 per share, or $5.0 million, due to reduction of the carrying value of Harmon AutoGlass.

Second quarter revenues from continuing operations totaled $135.8 million, down 8 percent compared to revenues of $147.8 million in the same period last year.

“Although our earnings from continuing operations were slightly below expectations, we are pleased that the large-scale optical segment second quarter revenues were slightly ahead of expectations due to

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stronger than anticipated growth in sales of value-added picture framing glass and anti-reflective acrylic products,” said Russell Huffer, Apogee chairman, president and chief executive officer. “Architectural revenues for the quarter were generally down with the market. In addition, margins in our glass installation business were negatively impacted due to some isolated project management issues, and we have implemented improved processes to address these issues.

“Our cash flow remains solid,” said Huffer. “Even though we were slightly below our guidance and recorded the discontinued operations charges, we still reduced our long-term debt by more than $10 million from the first quarter, ending the second quarter at $40.4 million.

“Looking at the remainder of the year, although we are starting to see indications that the decline in some sectors of the commercial construction market may be ending, the turnaround is not occurring as quickly as we had originally anticipated,” he said. “This challenging architectural environment continues to lead to project delays, and we had some project management issues, reducing our revenues and putting pressure on our margins. As a result, we are lowering full-year guidance for continuing operations by $0.08 per share to $0.38 to $0.50, from $0.46 to $0.58 per share adjusted for the treatment of Harmon AutoGlass as a discontinued operation. Prior guidance before the discontinued operations adjustment was $0.50 to $0.65 per share. New full-year net earnings guidance including anticipated charges in discontinued operations is $0.04 to $0.27 per share.”

Architectural products and services

Second quarter revenues for Apogee’s largest segment, architectural products and services, continued to decrease as a result of the ongoing construction industry decline. Revenues were down 11 percent to $103.5 million, compared to $115.7 million in the prior-year quarter. Operating income was $0.9 million, compared to $8.4 million a year ago, primarily due to margin decreases resulting from isolated project management issues in the glass installation business and lower capacity utilization. Architectural results also were impacted by the charge from closing a small finishing facility.

The architectural segment backlog increased to $181.2 million, compared to $150.9 million at the end of the first quarter; the backlog was $163.2 million in the second quarter of last year. The majority of the backlog increase was from the installation business, with the other architectural businesses holding flat.

Large-scale optical technologies

Second quarter large-scale optical segment revenues were $21.2 million, up 6 percent compared to revenues of $20.1 million in the prior-year period, as a result of growth in picture framing glass sales as the conversion to value-added products continues, and increased sales of anti-reflective acrylic products. The segment had operating income of $1.3 million, up significantly from $0.4 million in the same period last year, due to the continued impact of operational improvements and conversion to value-added picture framing glass.

Automotive replacement glass and services

Auto glass segment revenues for the second quarter, which now reflect only the manufacturing business, were $11.1 million, down slightly compared to $11.9 million in the prior-year period. The segment reported operating income of $1.6 million, down from $2.7 million in the prior-year period as a result of manufacturing pricing that declined approximately 15 percent compared to a year ago.

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Equity in affiliates

Apogee’s income from investments in PPG Auto Glass, LLC, owned 34 percent by Apogee, was $0.6 million in the second quarter, versus a loss of $0.1 million in the prior-year period. This reflects improved operating performance, despite challenging market conditions.

Discontinued operations

Apogee’s second quarter discontinued operations results, which reflect the planned sale of Harmon AutoGlass, were a loss of $0.16 per share, or $4.4 million, compared with earnings of $0.05 per share, or $1.5 million, in the fiscal 2003 period. Fiscal 2004 results include a valuation charge of $0.18 per share, or $5.0 million, related to the anticipated sale of Harmon AutoGlass. Operating results of the retail auto glass unit in the second quarter were below that of the prior year, as unit growth of 17 percent was offset by a 14 percent pricing decline.

Apogee announced on September 10 that it is in discussions to sell Harmon AutoGlass as part of its long-term strategic realignment to focus on opportunities in the company’s architectural glass products and services, and picture framing glass businesses. Apogee has engaged Lazard Freres & Co. to assist with the sale of the retail auto glass operations; a transaction is anticipated to close before the end of the fiscal year on February 28, 2004.

Financial condition

Long-term debt was $40.4 million at the end of the second quarter, down from $51.7 million at the end of the first quarter and $47.3 million at year-end. The company’s debt-to-total-capital ratio was 19 percent at the end of the quarter, compared to 21 percent at the end of fiscal 2003. Non-cash working capital (current assets less current liabilities less cash) decreased to $49.7 million at the end of the quarter, from $56.5 million at the end of the first quarter. Year to date, depreciation and amortization for continuing operations totaled $10.2 million, compared to $10.3 million in the first half of fiscal 2003. Capital expenditures for continuing operations were $3.0 million year to date, versus $5.1 million in the prior-year period.

Outlook

“We expect fiscal 2004 to be a pivotal year in repositioning Apogee for a stronger future,” said Huffer. “The planned sale of Harmon AutoGlass will allow Apogee management to increase our focus on opportunities in our architectural glass products and services, and picture framing glass businesses where we have solid market positions and greater opportunities for growth.

“While we weather the construction industry slowdown, we are initiating growth strategies for current products, services and capacities in un-served and underserved markets,” said Huffer. “We are focused on opportunities in architectural glass products and services, and picture framing glass. We’ve made the most progress, to date, on the framing glass initiative and are focused on growing the current business while developing plans for achieving new growth from the international, institutional fine art and retail do-it-yourself markets. At the same time, we’re in the process of identifying and defining growth opportunities for architectural glass products and services. We are excited about our strategic refocus initiatives and expect to make announcements related to these efforts during the second half of fiscal 2004.

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“We had previously expected to see improvement in our architectural revenues in the third quarter but are now anticipating growth in the fourth quarter, based on bid activity and in-bound order rates in our businesses,” he said. “Despite the difficult commercial construction industry conditions, our architectural segment is out-performing its served markets. The commercial construction market rebound is still expected to begin late in calendar year 2004, based on F.W. Dodge forecasts.

“We are pleased that our large-scale optical segment continues to grow at anticipated rates, thanks largely to the ongoing success in converting the custom picture framing market to value-added glass product,” he said.

“We’ll continue to use our positive cash flow to strengthen our balance sheet by further reducing our debt during fiscal 2004, and continuing to pay our dividend,” said Huffer. “However, we don’t anticipate repurchasing stock under our current share repurchase program until we have closed on the auto glass transaction.”

The following statements are based on current expectations for fiscal 2004. These statements are forward-looking, and actual results may differ materially.

■	Overall revenues for the year from continuing operations are expected to be down mid-single digits. We anticipate a mid-single digit decline in third quarter revenues, driven by the commercial construction market softness, but continue to expect overall growth in the second half.

–	Architectural segment annual revenues are expected to be down high single digits compared to fiscal 2003, with growth in the fourth quarter driven by our installation backlog.

–	Large-scale optical revenues for the year are expected to grow in the mid-single digits, with strong third-quarter growth followed by flat fourth-quarter revenues.

–	Auto glass manufacturing revenues for the year are expected to be slightly lower than fiscal 2003 due to competitive pricing pressures in the first half.

■	Annual gross margins will improve in the second half of the year, with normalized architectural gross margins and improved project management processes.

–	Expected annual operating margins by segment are: architectural, approximately 2 percent; large-scale optical, 6 to 7 percent; and auto glass, 14 to 16 percent.

■	SG&A, both in dollars and as a percent of sales, is projected to be down for the year.

■	Equity in affiliates full-year performance is expected to be slightly below fiscal 2003 results due to competitive pricing.

■	Full-year capital expenditures for continuing operations are targeted at $16 million, but will be tightly managed as Apogee leverages excess capacity.

■	Depreciation and amortization for continuing operations is estimated at $20 million for the year.

■	Debt is expected to be reduced to below $40 million by year-end.

■	The forecast includes an expected $0.03 per share positive impact in the third quarter due to anticipated additional deductions from intellectual property donations. Including this, the effective tax rate for the full year is anticipated to be 10 percent at the low end ($0.38) of the guidance range and 18 percent at the higher end ($0.50). The rate reduction is the result of favorable impacts of constant tax credits relative to a declining base of pretax income.

■	Earnings per share from continuing operations are expected to be $0.11 to $0.15 for the third quarter, and $0.38 to $0.50 for the full year.

■	Discontinued operations will reflect a charge of $0.25 to $0.32 per share, or $7 to $9 million, including the charge of $0.18 cents per share, or $5.0 million, taken in the second quarter, for the transaction and transition costs of exiting retail auto glass. Harmon AutoGlass’ operational

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performance is expected to be approximately break even for the year. At this time, we do not anticipate any income or loss from resolution of liabilities associated with discontinued European curtainwall operations.

(Historical financial results after the impact of discontinued operations were included in Apogee’s September 10, 2003 press release.)

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions; ii) economic conditions and the cyclical nature of the worldwide commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully utilize production capacity and project managers; (B) the Auto Glass segment: i) changes in market dynamics; ii) market seasonality; iii) highly competitive, fairly mature industry; iv) performance of the PPG Auto Glass LLC joint venture; and v) possible industry consolidation; and (C) the Large-Scale Optical segment: i) new product introductions and management of product life cycles; ii) intensely competitive markets; iii) highly cyclical markets that are impacted by economic slowdowns; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities. Additional factors include: i) quarterly revenue and operating results that are volatile and difficult to predict; ii) the uncertainty of whether we will be able to complete a sale of the Harmon AutoGlass business on terms, or within a time period, acceptable to us; iii) the possibility of a material product liability event; iv) the costs of compliance with governmental regulations relating to hazardous substances; v) management of discontinued operations exiting activities; and vi) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the forgoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Report on Form 10-K for the fiscal year ended March 1, 2003.

Teleconference and simultaneous webcast

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Daylight Time tomorrow, September 18. To participate in the teleconference, call 1-800-901-5231 toll free or 617-786-2961 international, access code 87192191. The replay will be available from 1 p.m. Central Daylight Time on Thursday, September 18, through midnight Central Daylight Time on Thursday, September 25, by calling 1-888-286-8010 toll free, access code 91401776. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

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Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

■	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

■	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the display, imaging and picture framing industries. Businesses in this segment are: Tru Vue, a North American value-added glass and matboard manufacturer for the custom framing and pre-framed art markets; and Viratec, a producer of optical thin film coatings for the global display, imaging and picture framing markets.

■	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

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Apogee Enterprises, Inc.

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Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended August 30, 2003	Thirteen Weeks Ended August 31, 2002	% Change	Twenty-six Weeks Ended August 30, 2003	Twenty-six Weeks Ended August 31, 2002	% Change
Net sales	$135,844	$147,789	-8%	$257,311	$284,588	-10%
Cost of goods sold	111,468	110,366	1%	210,460	213,337	-1%

Gross profit	24,376	37,423	-35%	46,851	71,251	-34%
Selling, general and administrative expenses	21,172	26,494	-20%	41,719	52,026	-20%

Operating income	3,204	10,929	-71%	5,132	19,225	-73%
Interest income	123	263	-53%	241	555	-57%
Interest expense	887	1,054	-16%	1,812	2,318	-22%
Other (expense) income, net	(6)	7	N/M	(6)	41	N/M
Equity in income (loss) of affiliated companies	555	(112)	N/M	(6)	(1,230)	100%

Earnings from continuing operations before income taxes and other items below	2,989	10,033	-70%	3,549	16,273	-78%
Income taxes	488	2,941	-83%	639	4,767	-87%

Earnings from continuing operations	2,501	7,092	-65%	2,910	11,506	-75%
(Loss) earnings from discontinued operations	(4,352)	1,476	N/M	(4,454)	2,301	N/M

Net (loss) earnings	$(1,851)	$8,568	N/M	$(1,544)	$13,807	N/M

Earnings per share—basic:
Earnings from continuing operations	$0.09	$0.26	-65%	$0.10	$0.41	-76%
(Loss) earnings from discontinued operations	$(0.16)	$0.05	N/M	$(0.16)	$0.08	N/M
Net (loss) earnings	$(0.07)	$0.31	N/M	$(0.06)	$0.49	N/M
Average common shares outstanding	27,057,482	27,739,929	-2%	27,001,702	27,900,155	-3%
Earnings per share—diluted:
Earnings from continuing operations	$0.09	$0.25	-64%	$0.10	$0.40	-75%
(Loss) earnings from discontinued operations	$(0.16)	$0.05	N/M	$(0.16)	$0.08	N/M
Net (loss) earnings	$(0.07)	$0.30	N/M	$(0.06)	$0.48	N/M
Average common and common equivalent shares outstanding	27,829,435	28,636,506	-3%	27,738,165	28,863,282	-4%
Cash dividends per common share	$0.0575	$0.0550	5%	$0.1150	$0.1100	5%

Business Segments Information
(Unaudited)

	Thirteen Weeks Ended August 30, 2003	Thirteen Weeks Ended August 31, 2002	% Change	Twenty-six Weeks Ended August 30, 2003	Twenty-six Weeks Ended August 31, 2002	% Change
Sales
Architectural	$103,508	$115,739	-11%	$198,452	$223,732	-11%
Auto Glass	11,131	11,946	-7%	21,922	24,398	-10%
Large-scale Optical	21,220	20,105	6%	36,957	36,460	1%
Eliminations	(15)	(1)	-1400%	(20)	(2)	-900%

Total	$135,844	$147,789	-8%	$257,311	$284,588	-10%

Operating income (loss)
Architectural	$855	$8,409	-90%	$1,801	$14,835	-88%
Auto Glass	1,632	2,718	-40%	3,575	5,995	-40%
Large-scale Optical	1,307	424	208%	956	(494)	N/M
Corporate and other	(590)	(622)	5%	(1,200)	(1,111)	-8%

Total	$3,204	$10,929	-71%	$5,132	$19,225	-73%

Consolidated Condensed Balance Sheets (Unaudited)

	August 30, 2002	March 1, 2003
Assets
Current assets	$162,763	$171,463
Net property, plant and equipment	102,013	108,966
Other assets	91,191	102,412

Total assets	$355,967	$382,841

Liabilities and shareholders’ equity
Current liabilities	$104,014	$120,428
Long-term debt	40,400	47,258
Other liabilities	36,108	36,945
Shareholders’ equity	175,445	178,210

Total liabilities and shareholders’ equity	$355,967	$382,841

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Apogee Enterprises, Inc.

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Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousand(s)	Twenty-six Weeks Ended August 30, 2003	Twenty-six Weeks Ended August 31, 2002
Net (loss) earnings	$(1,544)	$13,807
Net loss (earnings) from discontinued operations	4,454	(2,301)
Depreciation & amortization	10,173	10,269
Results from equity investments	6	1,230
Other, net	(416)	326
Changes in operating assets and liabilities	(9,164)	223

Net cash provided by continuing operating activities	3,509	23,554

Capital expenditures	(3,046)	(5,051)
Other investing activities	1,634	7,637

Net cash (used in) provided by investing activities	(1,412)	2,586

(Payments on) long-term debt and revolving credit agreement	(7,090)	(17,462)
Proceeds from issuance of common stock	1,679	3,858
Repurchase and retirement of common stock	(347)	(14,071)
Dividends paid	(3,157)	(3,099)
Other, net	—	(835)

Net cash (used in) financing activities	(8,915)	(31,609)

Cash provided by (used in) by discontinued operations	5,682	(1,335)

Decrease in cash and cash equivalents	(1,136)	(6,804)
Cash and cash equivalents at beginning of year	10,166	15,361

Cash and cash equivalents at end of period	$9,030	$8,557